Exhibit 99.1

Reynolds Consumer Products Welcomes Allen Hugli to Board of Directors

LAKE FOREST, IL, March 22, 2021 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (“Reynolds,” “RCP” or the “Company”) announced that Allen Hugli has been appointed to the Company’s Board of Directors, effective March 19, 2021.

“We are thrilled to welcome Allen to our board,” said Richard Noll, Chairman of the Board of Directors for Reynolds Consumer Products. “Allen brings a strong track record of driving results and accelerating growth, and we believe his experience will serve the company and our shareholders well.”

Mr. Hugli currently serves as Chief Financial Officer and a director of Rank Group Limited. He also serves as a director of Pactiv Evergreen (formerly Reynolds Group Holdings Limited) where he also served as the Chief Financial Officer from 2009 to 2020, and a director of other entities owned by Graeme Hart. He has been a senior executive of Rank since 1993. Mr. Hugli previously held positions in financial management and audit practices in Australia, Canada and New Zealand. Mr. Hugli received a Bachelor of Commerce (Honours) from Queen’s University at Kingston, and he holds a CPA CA designation from the Chartered Professional Accountants of Canada.

“Allen’s deep expertise in the consumer packaged goods industry will help Reynolds continue to improve and differentiate our products, innovate and grow,” said Lance Mitchell, President and Chief Executive Officer, Reynolds Consumer Products. “We have a strong board in place as we continue to grow with our categories due to a sustained and fundamental shift in consumer demand coupled with our innovations and best in class service.”

About Reynolds Consumer Products Inc.

RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a market-leading consumer products company with a presence in 95% of households across the United States. RCP produces and sells products across three broad categories: cooking products, waste & storage products and tableware that are sold under iconic brands such as Reynolds and Hefty, as well as under store brands that are strategically important to RCP’s customers. Overall, across both branded and store brand offerings, RCP holds the #1 or #2 U.S. market share position in the majority of product categories in which it participates.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting RCP’s views about its future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to risks, uncertainties and assumptions about RCP, may include projections of its future financial performance, anticipated growth strategies and anticipated trends in its business. These statements are only predictions based on RCP’s current expectations and projections about future events. There are important factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. For additional information on these and other factors that could cause RCP’s actual results to materially differ from those set forth herein, please see RCP’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. RCP undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Contact

Investors

Mark Swartzberg

Mark.Swartzberg@reynoldsbrands.com

847-482-4081

Media

Kate Ottavio Kent

Kate.OttavioKent@icrinc.com

203-682-8276